Exhibit 4.2

COMMERCIAL PAPER

No. 01/70	UNIT PAR VALUE: BRL 10,000,000.00
(ten million reais)

Issuance: First (1st)

Issuer: Natura &Co Holding S.A.

CNPJ/ME: 32.785.497/0001-97

Address: Avenida Alexandre Colares, nº 1.188, sala A17, Bloco A, Parque Anhanguera, São Paulo—SP

ISIN Code: BRNTCONPM017

Series: 2nd series of the First (1st) Issuance

Issuance Date: 12/20/2019

Maturity Date: 12/19/2020

NATURA &CO HOLDING S/A, a joint-stock company, registered as a publicly-held company in category “A” before the Brazilian Securities and Exchange Commission (“CVM”), with its principal place of business in the city of São Paulo, State of São Paulo, at Avenida Alexandre Colares, nº 1.188, sala A17, Bloco A, Parque Anhanguera, enrolled in the National Register of Legal Entities of the Ministry of Economy (“CNPJ/ME”) under No. 32.785.497/0001-97, with its articles of incorporation filed under State Registration (NIRE) No. 35300531582 with the Commercial Registry of the State of São Paulo (“JUCESP”), herein represented pursuant to its bylaws (“Issuer” or “Company”), will pay, either on the maturity date indicated above (“Maturity Date”) or on the date of statement of early maturity due to an Event of Default (as defined below) or on the date of any early redemption of Commercial Papers (as defined below), whichever occurs first, in the city of São Paulo, State of São Paulo, this single commercial promissory note, issued on the issue date indicated above (“Issue Date”), to its holder (the “Holder of Commercial Papers” or, when referred to together, the “Holders of Commercial Papers”), or to order, the amount of ten million reais (BRL 10,000,000.00), on the Issue Date (“Unit Par Value”), plus the compensation established on the back of this instrument (“Instrument”), (a) through B3 SA—Brasil, Bolsa Balcão—Segment CETIP UTVM (current name of CETIP S/A—Mercados Organizados), with offices in the city of Barueri, State of São Paulo, at Alameda Xingu, nº 350, 1º andar, Edifício iTower Alphaville, CEP 06455-030, registered with the CNPJ/ME under No. 09.346.601/0001-25 (“B3”), in the trading environment of Module CETIP21—Bonds and Securities (“CETIP21”), managed and operated by B3, if this Commercial Paper is deposited electronically at B3, or (b) if this Commercial Paper is not deposited electronically with B3, at (i) the Company’s headquarters, or (ii) in accordance with the procedures of the Agent Bank (as defined below).

Issuer hereby constitutes and nominates as Trustee and legal representative of the Holders of Commercial Papers the company SIMPLIFIC PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA, a limited liability company, acting through its branch, located at Rua Joaquim Floriano, 466, Bloco B, sala 1.401, in the city of São Paulo, State of São Paulo, CEP 04534-002, enrolled in the CNPJ/ME under No. 15.227.994/0004-01, herein represented pursuant to its articles of association (“Trustee”).

This Commercial Paper is issued within the scope of the first (1st) Issue, in two (2) series, by the Company, of two hundred and ninety (290) commercial promissory notes, for public distribution with restricted efforts, in the amount of two billion and nine hundred million reais (BRL 2,900,000,000.00), of which two hundred and twenty (220) commercial promissory notes of the first series (“First Series Commercial Papers”) and seventy (70) commercial promissory notes of the second series (“Second Series Commercial Papers” and, together with the First Series Commercial Papers, the “Commercial Papers” and “Issue”, respectively). The Commercial Papers are offered in accordance with CVM Rule 566, dated July 31, 2015, as amended (“CVM Rule No. 566”), for public distribution with restricted efforts, pursuant to CVM Instruction 476, dated January 16, 2009, as amended (“CVM Rule No. 476” and “Offer”, respectively).

The Offer is automatically waived of registration for public distribution provided for in article 19, main section, of Law No. 6,385, dated December 7, 1976, as amended, pursuant to article 6 of CVM Rule No. 476, as it is a public offering of securities with restricted distribution efforts. Under the terms of article 12 of the “ANBIMA Code for the Structuring, Coordination and Distribution of Public Offerings of Securities of Public Offers for Acquisition of Securities” in force since June 3, 2019 (“ANBIMA Code”), this Offer will be registered with ANBIMA only for the purposes of sending information to its database.

The Offer is not subject to the provisions of CVM Rule 400, dated December 29, 2003, as amended (“CVM Rule 400”), except for the provisions in items I, II, IV and V of article 48 of CVM Rule 400.

Pursuant to article 20, XXII, of Issuer’s Bylaws, the issue of Commercial Papers and the Offer are made based on the resolution of the Meeting of the Board of Directors of the Company’s held on December 16, 2019, whose minutes will be recorded with JUCESP and published in the Official Gazette of the State of São Paulo and in newspaper “Valor Econômico” (“BoD Meeting”).

This Commercial Paper is secured by means of fiduciary sale of shares issued by Natura Cosméticos S/A, a joint-stock company registered as a publicly-held company with CVM, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Alexandre Colares, nº 1,188, Parque Anhanguera, CEP 05106-000, enrolled in the CNPJ/ME under No. 71.673.990/0001-77 (“Natura Cosméticos”), whose shares owned by Issuer, as described in Clause IV of this Instrument.

São Paulo, December 17, 2019.

By Issuer:

NATURA &CO HOLDING S.A

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Name: [blank]	Name: [blank]
Title: [blank]	Title: [blank]

I. ADJUSTMENT OF THE UNIT PAR VALUE OF COMMERCIAL PAPERS AND COMPENSATION: The Unit Par Value will not be monetarily adjusted. On the Unit Par Value compensatory interest shall accrue corresponding to one hundred percent (100.00%) of the accrued variation of the daily average rates of DI—Interbank Deposits of one day, “over extra-group”, expressed as a percentage per year, on the basis of two hundred and fifty-two (252) Business Days (as defined below), daily calculated and disclosed by B3 in the daily newsletter made available on its website (http://www.b3.com.br), plus spread (surcharge) of two integer percent (2.00%) per year, base of two hundred and fifty-two (252) Business Days (“DI Rate” and “Compensation”, respectively). The Compensation will be calculated exponentially and cumulatively pro rata temporis, per Business Days lapsed, over the Unit Par Value, as of, and including, the Issue Date until the Maturity Date, on the respective payment dates of the Compensation, as provided for in Clause II of this Instrument, or until the date of declaration of early maturity due to an Event of Default or on the date of an early redemption of Commercial Papers, whichever occurs first (excluding this date), in accordance with the calculation criteria to be set by the “Formulas Notebook for Commercial Papers—CETIP21” [Caderno de Fórmulas de Notas Comerciais—CETIP21], available for consultation on the Internet (http://www.b3.com.br).

The Compensation shall be calculated in accordance with the following formula:

J = VNe x (FatorJuros—1), where:

“J” corresponds to the amount of the interest owed at the end of each Capitalization Period, calculated with eight (8) decimal places not rounded up or down;

“VNe” corresponds to the Unit Par Value, informed/calculated with eight (8) decimal places, not rounded up or down;

“FatorJuros” corresponds to the interest factor composed of the variation parameter plus spread, calculated with nine (9) decimal places, rounded up or down, as follows:

FatorJuros = (FatorDI x FatorSpread), where:

“FatorDI” corresponds to the product of the DI Rates, considered in the Capitalization Period, calculated with eight (8) decimal places, rounded up or down, as defined below:

FatorDI =	, where:

“n” corresponds to the total number of DI Rates considered during the Capitalization Period, with ‘n’ being an integer;

“TDIk” corresponds to the DI Rate, expressed daily, calculated with eight (8) decimal places, rounded up or down, as follows:

, where:

k = order number of the DI Rates, ranging from 1 to n;

“DIk” corresponds to the DI Rate of the k order disclosed by B3, used considering an identical number of decimal places disclosed by the entity responsible for calculating it.

“FatorSpread” corresponds to the fixed interest surcharge, calculated with nine (9) decimal places, rounded up or down, as follows:

FatorSpread =	, where:

spread = 2.0000000

“DP” corresponds to the number of Business Days considered in the Capitalization Period, with “DP” being an integer.

For purposes of calculating the Compensation: (i) the factor resulting from the expression (1 + TDIk) will be considered with sixteen (16) decimal places, not rounded up or down; (ii) the product of the daily factors (1 + TDIk) is obtained, and for each accrued daily factor the result is truncated with sixteen (16) decimal places, applying the next daily factor and so on, until the last one to be considered; (iii) once the factors are accrued, the resulting “FatorDI” is considered with eight (8) decimal places, rounded up or down; (iv) the factor resulting from the expression (FatorDI x FatorSpread) is considered with nine (9) decimal places, rounded up or down; and (v) the DI Rate shall be used considering the identical number of decimal places disclosed by B3, unless expressly stated otherwise. “Capitalization Period” is defined as the time interval that begins on the Issue Date and ends on the Maturity Date, regularly or early, or on the date of payment of the Mandatory Early Redemption of the Commercial Papers. In the event of a cash default, the Capitalization Period will be extended until the date of the effective payment of the amounts due and unpaid. In the event of discontinuance, absence of calculation or disclosure for more than ten (10) consecutive days after the expected date for its calculation or disclosure, or legal impossibility of application to the DI Rate on the Commercial Papers, or judicial order prevent the use thereof, then the DI Rate shall be replaced with the average interest rate weighted by the volume of financing operations for one day, backed by short-term federal public bonds, calculated by the Special Settlement and Custody System (SELIC) at the time of such verification, which have been traded in the last thirty (30) days, with a maturity of up to three hundred and sixty (360) days (“SELIC Rate”). II. PAYMENT OF THE UNIT PAR VALUE AND THE COMPENSATION: The Unit Par Value will be fully repaid on the Maturity Date, on the date of an occasional early redemption of Commercial Papers subject matter of said early redemption, or on the date of early maturity of Commercial Papers, pursuant to Clause XIV of this Instrument, whichever occurs first. The Compensation will be fully paid on the Maturity Date, on the date of an occasional early redemption of Commercial Papers object of said redemption, or on the date of early maturity of Commercial Papers, pursuant to Clause XIV of this Instrument whichever occurs first. III. FORM, CUSTODIAN, PROOF OF OWNERSHIP OF COMMERCIAL PAPERS AND AGENT BANK: This Commercial Paper is issued as an Instrument and in custody, as defined in the B3 Rule Manual for Debentures, Commercial Papers and Obligations, with Itaú Corretora de Valores S/A, a financial institution headquartered in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3.500, 3º andar, parte, CEP

04538-132, registered with the CNPJ/ME under No. 61.194.353/0001-64, as a custodian service provider for the physical custody of this Commercial Paper (“Custodian”). This Commercial Paper will circulate by endorsement in black, without guarantee of the endorser, of mere transfer of ownership, as provided for in article 4 of CVM Rule 566, in article 15 of Exhibit I of the Uniform Law of Geneva, promulgated by Decree No. 57,663, dated January 24, 1966. As a centralized deposit object, the circulation of Commercial Papers will operate through the bookkeeping records made in the deposit accounts kept with B3, which will endorse the Commercial Paper Instruments to the definitive creditor at the time of the extinction of the registration with B3. For all legal purposes, the ownership of Commercial Paper shall be proved by possession of the Instrument. Additionally, for Commercial Papers deposited electronically with B3, the statement issued by B3 in the name of the respective holder of Commercial Papers will be recognized as proof of ownership, when these papers are deposited electronically with B3. Itaú Unibanco S/A, a financial institution headquartered in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza Aranha, nº 100, Torre Olavo Setubal, CEP 04.344-902, registered with the CNPJ/ME under No. 60.701.190/0001-04, was hired as Agent Bank service provider (“Agent Bank”). By subscribing, paying up or acquiring this Commercial Paper in the primary market, the Holder of Commercial Papers automatically and in advance grants its express consent to B3, Issuer, the Agent Bank and the Custodian to provide the list of Holders of Commercial Papers. IV. GUARANTEE: With the purpose of ensuring the full and timely payment and compliance with all main, ancillary, default-related, current and future obligations assumed by the Company, pursuant to the terms and conditions established in any instrument of the Issue, whether on the Maturity Date, in case of early maturity, or on any other date (“Secured Obligations”), Issuer, pursuant to the Secured Fiduciary Sale Agreement of Shares of Natura Cosméticos S/A, entered into between Issuer, Natura Cosméticos and Trustee on December 17, 2019 (“Fiduciary Sale Agreement”), made the secured fiduciary sale to the Holders of Commercial Papers, represented by Trust, in an irrevocable and irreversible manner, pursuant to article 40 of Law No. 6,404, dated December 15, 1976, as amended (“Corporation Law”), article 66-B of Law No. 4,728, dated July 14, 1965, as amended, Decree-Law No. 911, dated October 1, 1969, as amended, and pursuant to article 1,361 et seq. of Law No. 10,406, dated January 10, 2002, as amended (“Brazilian Civil Code”), the fiduciary ownership, resolvable title, and indirect possession of the assets described in letters “a” and “b” below (the “Fiduciary Sale”): a) one hundred and twenty-two million, four hundred and forty-seven thousand, seven hundred and forty-eight (122,447,748) registered common shares, without par value, representing fourteen whole and fourteen hundredth percent (14.14%) of the stockholders’ capital of Natura Cosméticos, currently held by Issuer, plus the number of possible Additional Shares (as defined below) and subtracted from the number of Free Shares (as defined below) (“Sold Shares”). For all purposes and effects, the market value of the Sold Shares on the date of execution of the Fiduciary Sale Agreement (“Initial Market Value of the Sold Shares”) corresponds to one hundred and forty percent (140%) of the Secured Obligations on said date, pursuant to the following terms:

The quantity of Sold Shares was obtained in accordance with the following formula:

Sold Shares = (Balance of the Secured Obligations x 1.4) / NATU3 Price, where:

“Balance of the Secured Obligations” means the number, in Reais, corresponding to the outstanding balance of the Secured Obligations on the date of execution of the Fiduciary

Sale Agreement and on each Date of Reference. “NATU3 Price” means the value, expressed in Reais, corresponding to the arithmetic means of the closing price of each book-value common share with no par value, issued by Natura Cosméticos (“NATU3 Share”), traded in the spot market in the segment Novo Mercado of B3 S.A. – Brasil, Bolsa, Balcão, under ticker NATU3, in the thirty (30) days immediately before the trading sessions where NATU3 Shares were traded and ending on the date of execution of the Secured Fiduciary Sale Agreement (not including it). “Initial Market Value of the Sold Shares” or “Initial VMA” means the result, expressed in Reais, of the application of the formula below:

Initial VMA = (NATU3 Price x Sold Shares)

The calculation of the Sold Shares disregarded (a), decimal places, not rounded up or down: b) all equity rights resulting from the Sold Shares, including, without limitation, rights to receive profits, dividends, interest on net equity, earnings, distributions, bonuses, subscription rights, convertible debentures, certificates, bonds or other securities that may be converted into shares or others that may be credited, paid, distributed, or otherwise delivered, in any way, to Issuer in connection with the Sold Shares, as well as any other assets of rights into which the Sold Shares are or may be converted, at any time, including the conversion of the Sold Shares into quotas, as a result of the conversion of Natura Cosméticos S/A into a limited liability company, whose share capital is divided into quotas (“Rights Related to the Sold Shares”). However, the payment of dividends, interest on stockholders’ equity or any other earning or distribution of profits resulting from the Sold Shares, related to the number of Sold Shares on the respective date of distribution of said earnings (“Earnings”), by Natura Cosméticos to Issuer, is automatically allowed, except if an Event of Default (as defined below) occurs and it is not remedied within its respective remedy period, as provided in this Instrument, in which case the Earnings to be distributed after the occurrence of the Event of Default shall be withheld by Natura Cosméticos and may not be paid to Issuer. Once the Event of Default is remedied, Natura Cosméticos is free to distribute said Earnings and Issuer is free to receive them, including those withheld, pursuant to this Clause. Trustee shall, within up to two (2) Business Days from the Date of Reference (as defined below), calculate the Market Value of the Sold Shares (as defined below) on the corresponding Date of Reference. For the purposes hereof, “Date of Reference” means the March 30, 2020, June 30, 2020 and September 30, 2020.

“Market Value of the Sold Shares” or “VMA” means the result, expressed in Reais, of the application of the following formula:

VMA = (NTCO3 Price x Sold Shares) x Ratio, where:

“Ratio” = seven thousand, seven hundred and forty-one tenths of a thousandth (0.7741).

“NTCO3 Price” means the value, expressed in Reais, corresponding to the arithmetic means of the closing price of each book-value common share with no par value, issued by Issuer (“NTCO3 Share”), traded in the spot market in the segment Novo Mercado of B3 S/A – Brasil, Bolsa, Balcão under ticker NTCO3, in the thirty (30) days immediately before the trading sessions where NTCO3 Share was traded and ending on each Date of Reference (including it). For the purpose of calculating the Market Value of the Sold Shares, Trustee shall use the information related to the closing price of the NTCO3 Share in the spot market, to be made available by B3 on the Internet through a specific link, or through a link to be made available by B3 that replaces it, related to the thirty (30) days immediately before the trading sessions where NTCO3 Share was traded and ending on each Date of Reference (including it) (“NTCO3 Link”). For the purposes hereof, if the NTCO3 Link is not available or if such information is no longer published by B3 for access on a certain date of calculation of the Market Value of the Sold Shares, Trustee shall notify Issuer. In this case Issuer shall provide Trustee, within three (3) Business Days from the Date of Reference, with the information related to the closing price of the NTCO3 Share, based on the information made available by Bloomberg in the terminal of restricted access, related to the thirty (30) days of auctions immediately precedent where NTCO3 Share was traded and ending on each Date of Reference (inclusive). If Trustee finds, on a Date of Reference, that the Market Value of the Sold Shares is lower than one hundred and twenty percent (120%) of the Balance of the Secured Obligations on the corresponding Date of Reference, Trustee shall send a notice to Issuer, on the first Business Day immediately subsequent to the respective finding, where the calculation statements of the Market Value of the Sold Shares for the corresponding Date of Reference shall be included, being certain that said calculation statement shall contain the amount of the Balance of the Secured Obligations in the corresponding Date of Reference, and inform the additional quantity of NATU3 Shares to be included in the fiduciary sale by Issuer, under the same terms and conditions of the Fiduciary Sale Agreement (“Guarantee Reinforcement” and “Notice of Guarantee Reinforcement”, respectively). The additional quantity of NATU3 Shares, object of the Notice of Guarantee Reinforcement (“Additional Shares”) shall correspond to the result, in absolute numbers, of the application of the following formula:

Additional Shares = (140% of the Balance of the Secured Obligations—Market Value of the Sold Shares) / NTCO3 Price

For the purposes of calculating the Additional Shares: (i) Trustee shall not consider the decimal places, not rounded up or down; and (ii) all factors of the equation must be calculated having as reference the corresponding Date of Reference used by Trustee for the calculation of the Market Value of the Sold Shares vis a vis one hundred and twenty percent (120%) of the Balance of the Secured Obligations on that Date of Reference. If a Notice of Guarantee Reinforcement is sent, Issuer shall, under penalty of constitution of an Event of Default (as defined below): (a) make a fiduciary sale to Trustee regarding the Additional Shares and execute the amendment to the Fiduciary Sale Agreement, pursuant to Exhibit II of the Fiduciary Sale Agreement, within ten (10) Business Days from the receipt of said Notice of Guarantee Reinforcement; and (b) record the amendment of the Fiduciary Sale Agreement with the Registry of Deeds and Documents of the City of São Paulo, State of São Paulo (“RTD-SP”), as well as annotate in the bookkeeping institution of the shares of Natura Cosméticos, within ten (10) Business Days from the date of the respective amendment. Without prejudice to the term set forth above, the Guarantee Reinforcement will only be considered complied with after the submission of a copy of: (a) the amendment to the Fiduciary Sale Agreement, duly registered as indicated above; and (b) the statement of the position of Issuer in the bookkeeping institution certifying the constitution of the guarantee to which the Guarantee Reinforcement refers. If Trustee finds, in a Date of Reference, that the Market Value of the Sold Shares is higher than one hundred and forty percent (140%) of the Balance of the Secured Obligations on the corresponding Date of Reference, Trustee shall send a notice to Issuer, on the first Business Day immediately subsequent to the respective finding, where the calculation statements of the Market Value of the Sold Shares for the corresponding Date of Reference shall be included, being certain that said calculation statement shall contain the amount of the Balance of the Secured Obligations in the corresponding Date of Reference, and inform the quantity of NATU3 Shares to be released from the fiduciary sale (“Notice of Guarantee Release”). The quantity of NATU3 Shares, object of the Notice of Guarantee Release (“Free Shares”) shall correspond to the result, in absolute numbers, of the application of the following formula:

Free Shares = (Market Value of the Sold Shares—140% of the Balance of the Secured Obligations) / NTCO3 Price

For the purposes of calculating the Free Shares: (i) Trustee shall not consider the decimal places, not rounded up or down; and (ii) all factors of the equation must be calculated having as reference the corresponding Date of Reference used by Trustee for the calculation of the Market Value of the Sold Shares vis a vis one hundred and forty percent (140%) of the Balance of the Secured Obligations on that Date of Reference. If a Notice of Guarantee Release is sent, Trustee shall notify the bookkeeping institution of the NATU3 Shares to transfer to Issuer the Free Shares, within three (3) Business Days from the sending of said Notice of Guarantee Release. In addition, Issuer and Trustee shall: (a) execute the amendment to the Fiduciary Sale Agreement, pursuant to Exhibit III of the Fiduciary Sale Agreement, within ten (10) Business Days from the sending of the Notice of Guarantee Release; and (b) record the amendment to the Fiduciary Sale Agreement with the RTD-SP within ten (10) Business Days from the date of the respective amendment. In case of any partial early redemption of Commercial Papers, Trustee shall: (i) calculate, in the first Business Day immediately subsequent to said partial early redemption, the Market Value of the Sold Shares, using the same methodology described above for the purposes of Notice of Guarantee Release; and (ii) send a notice to Issuer, on the same Business Day, presenting the calculation statement of the Market Value of the Sold Shares on said date and the quantity of NATU3 Shares to be released from the fiduciary sale. In this case, Trustee shall notify the bookkeeping institution of the NATU3 Shares to transfer to Issuer the shares to be released, within three (3) Business Days from the sending of said notice. In addition, Issuer and Trustee shall: (a) execute the amendment to the Fiduciary Sale Agreement, within five (5) Business Days from the sending of the notice to be sent by Trustee; and (b) record the amendment to the Fiduciary Sale Agreement with the RTD-SP within ten (10) Business Days from the date of the respective amendment. For the purposes of this Clause, Trustee shall always act in good faith and in a commercially appropriate manner, and the calculations made by Trustee, except in case of manifest error, will be final and conclusive, and Issuer and the Holders of Commercial Papers undertake to accept them. V. DISTRIBUTION AND TRADING: The Commercial Papers: (a) will be deposited for distribution in the primary market, exclusively through the MDA—Asset Distribution Module (“MDA”), managed and operated by B3, the distribution being financially settled through B3 and the commercial papers deposited electronically at B3; and (b) will not be traded in the secondary market. The commercial papers will be offered exclusively to professional investors, as defined under the terms of article 9-A of CVM Rule No. 539, dated November 13, 2013, as amended, (“Professional Investors” and “CVM Rule 539”, respectively), and they will not be traded on regulated securities markets. When subscribing and paying up this Commercial Paper in the primary market, the Holder of this Commercial Paper declares, among other things, that: (i) it is aware that the Offer has not been registered with the CVM; (ii) it is aware that this Commercial Paper is subject to trading restrictions, as provided for in this Commercial Paper and the applicable rules; (iii) it has sufficient knowledge of the financial market so that a set of legal and regulatory protections granted to other investors are not applicable thereto; (iv) it is capable of understanding and considering the financial risks related to the application of its funds in securities that can only by purchased by Professional Investors; (v) it is a Professional Investor; and (vi) it fully agrees with all the terms and conditions of the Offer. VI. FORM OF SUBSCRIPTION AND PAYMENT PRICE: The price of subscription and payment of the Commercial Papers shall correspond to the Unit Par Value. The Commercial Papers shall be paid up on the Issue Date, at sight, in Brazilian currency, upon subscription, according to the settlement rules and procedures applicable to B3. It is accepted that the subscription and payment of Commercial Papers be made with a premium or discount in relation to the Unit Par Value as long as applied under equal conditions to all Commercial Papers. Each Professional Investor that subscribes and pays up the Commercial Papers further represents, in an irrevocable and irreversible manner, that it is aware that this Commercial Paper may not be traded in the secondary market, as set forth in Clause V above. VII. FORM OF PLACEMENT AND DISTRIBUTION PROCEDURE: The Commercial Papers will be the object of a public offering with restricted distribution efforts, under the terms of CVM Rule No. 476, under the mixed regime, being a firm guarantee for the full volume of the First Series Commercial Papers and better placement efforts for the full volume of the Second Series Commercial Papers , with the intermediation of financial institutions that are part of the securities distribution system (“Bookrunners”, with the leading intermediary institution being called “Lead Bookrunner”). The firm guarantee commitment is individual and not jointly between Bookrunners and will follow the terms and conditions defined in the “Bookrunning, Placement and Public Distribution Agreement with Restricted Efforts for Distribution of Commercial Promissory Notes, in Two Series, Under the Mixed Placement Regime, of the First (1st) Issue of Natura &Co Holding S/A”, entered into between Issuer and Bookrunners. The Commercial Papers may be offered to up to seventy-five (75) Professional Investors, and may be subscribed by up to fifty (50) Professional Investors. VIII. TERM AND MATURITY DATE OF COMMERCIAL PAPERS This Commercial Paper will have a term of three hundred and sixty-five (365) days counted from the Issue Date, therefore maturing on the Maturity Date, except for the hypothesis of possible early redemption of Commercial Papers and of an early maturity declaration as a result of an Event of Default, whichever occurs first. Upon maturity, Issuer undertakes to pay to the Holder of Commercial Papers the Unit Par Value plus: (a) the Compensation calculated pro rata temporis for Business Days elapsed since the Issue Date or the last payment date of the Compensation, as the case may be, until the date of the actual payment; and (b) the Late Payment Charges (as defined below), if applicable. IX. OPTIONAL EARLY REDEMPTION: Issuer may, observing the terms of paragraphs 2, 3 and 4 of article 5 of CVM Rule 566, at its own discretion, regardless of the will of the Holders of Commercial Papers and in an unilateral manner, execute the partial or total early redemption of Commercial Papers (“Optional Early Redemption”), provided that, in case of partial Optional Early Redemption, the First Series Commercial Papers will have preference in relation to the Second Series Commercial Papers and, therefore, shall be redeemed before the Second Series Commercial Papers, always in the same proportion for each Holder of Commercial Paper. The Optional Early Redemption shall be made: (a) by sending an individual notice to each of the Holders of Commercial Papers per series, with a copy to B3 and to Trustee, or, alternatively; (b) by publishing a notice to the Holders of Commercial Papers per series, jointly, with due regard, in this case, to the terms of Clause XX of this Instrument, in addition to a written notice to be sent on the same date to B3 and to Trustee, containing the information provided for below (in any case, the “Optional Early Redemption Notice”), in both cases at least three (3) Business Days before the scheduled date of the actual Optional Early Redemption (“Optional Early Redemption Date”). The Optional Early Redemption Date shall be a Business Day. With the Optional Early Redemption, the Holders of Commercial Papers will be entitled to the Unit Par Value plus Compensation, calculated pro rata temporis since the Issue Date, or as of the last date of payment of the Compensation, as the case may be, and of the Late Payment Charges due and not paid until the Optional Early Redemption Date (“Optional Early Redemption Amount”). The Holders of the First Series Commercial Papers and the Holders of the Second Series Commercial Papers shall not be entitled to any premiums due to the Optional Early Redemption. The Optional Early Redemption Notice shall state: (a) if the Optional Early Redemption is total or partial, including the indication of which series will be object of redemption, observing that the First Series Commercial Papers shall have preference in relation to the Second Series Commercial Papers and, therefore, shall be redeemed before the Second Series Commercial Papers, always in the same proportion for each Holder of Commercial Paper; (b) the Optional Early Redemption Date; (c) the Optional Early Redemption Amount; and (d) any other information that may be necessary to implement the Optional Early Redemption. The Optional Early Redemption of Commercial Papers electronically deposited in B3 shall follow the procedures adopted by B3. In the case of Commercial Papers that are not electronically deposited in B3, the Optional Early Redemption will be settled with a deposit to be made by the Agent Bank in the checking accounts indicated by the Holders of Commercial Papers, concomitantly with the return of Commercial Papers by the Holders of Commercial Papers. The Optional Early Redemption of Commercial Paper leads to the extinction of the instrument, which shall not be held in treasury. The partial early redemption of Commercial Papers will be accepted, pursuant to paragraph 5 of article 5 of CVM Rule 566. If the Optional Early Redemption is partial, the First Series Commercial Papers shall have preference in relation to the Second Series Commercial Papers and, therefore, shall be redeemed before the Second Series Commercial Papers, always in the same proportion for each Holder of Commercial Paper. All stages of the validation process of the partial Optional Early Redemption, such as the qualification, draw, auction and validation of the quantity of Commercial Papers per series to be redeemed, shall be carried out outside the scope of B3. The partial Optional Early Redemption must be coordinated by Issuer and by Trustee and made at the headquarters of Issuer, in the presence of Trustee and the Holders of Commercial Papers or their representatives duly appointed for that purpose, always in an even number of Outstanding Commercial Papers, by draw or auction to be conducted per series and observing that the First Series Commercial Papers shall have preference in relation to the Second Series Commercial Papers and, therefore, shall be redeemed before the Second Series Commercial Papers, always in the same proportion for each Holder of Commercial Paper. All costs arising from the Optional Early Redemption set forth herein shall be fully borne by Issuer. By subscribing and paying up in primary market this Commercial Paper, the holder of this Commercial Paper will automatically and early grant it express, irrevocable and irreversible consent to the Optional Early Redemption, in an unilateral manner by Issuer, as provided for in this Clause IX, thus releasing Issuer from the obligation to request its previous and express consent for the execution of the Optional Early Redemption. B3 shall be informed through a correspondence sent by Issuer, together with Trustee, about the execution of the Optional Early Redemption, with at least three (3) Business Days in advance. X. MANDATORY EARLY REDEMPTION: Should any of the events described in the items below occur, Issuer must mandatorily redeem the Commercial Papers in full or in part in advance, provided that if such redemption is partial, the First Series Commercial Papers will have preference over the Second Series Commercial Papers and, therefore, they must be redeemed before the Second Series Commercial Papers, always in the same proportion for each Holder of Commercial Paper (“Mandatory Early Redemption”): a) if Issuer receives funds in an amount greater than the equivalent in reais or in other currencies to fifty million US dollars (USD 50,000,000.00) arising from any disbursement of long-term financing contracted with financial institutions or investors in the capital market, local or foreign, or any other source of long-term funds, except for the receipt of funds arising from: (i) refinancing of loans or instruments representing existing debts, on the Issue Date, of Issuer or any of the Relevant Subsidiaries (as defined below); and (ii) working capital needs in the ordinary course of business by Issuer or any of its Relevant Subsidiaries. For purposes of this item, long-term is understood to be the execution of any operation with a term equal to or greater than eighteen (18) months; b) if Issuer issues registered common shares representing its stockholders’ capital, subscription warrants or convertible bonds in an amount greater than the equivalent in reais or other currencies to fifty million US dollars (USD 50,000,000.00), except for the issuance of registered common shares necessary for the fulfillment of Issuer’s obligations under (i) the long-term incentive plans in force and/or to be approved in the future; and (ii) the transaction with AVP, as stipulated in the Agreement and Plan of Mergers, disclosed on May 22, 2019 by Natura Cosméticos; and/or c) receipt, by Issuer, of funds resulting from the sale or disposition of assets owned by it to third parties, provided that: (i) no Event of Default has occurred or will occur due to the sale or disposition of assets; (ii) such sale or disposal is carried out at market value; and (iii) such assets have a sale value greater than the equivalent in reais or in other currencies to fifty million US dollars (USD 50,000,000.00). For the purposes of this Instrument, Issuer undertakes to, within three (3) Business Days of its knowledge of the occurrence of any Mandatory Early Redemption event, inform Trustee about: (a) the occurrence of the Mandatory Early Redemption event, by describing its nature in order to configure it among the hypotheses of Mandatory Early Redemption provided for herein; (b) the amount receivable or received by Issuer resulting from the Mandatory Early Redemption event, free and net, after deducting all taxes, duties, fees, contributions of any kind, charges, deductions, costs and expenses; and (c) any other relevant information to the Holders of Commercial Papers. The Mandatory Early Redemption shall be made: (a) by sending an individual notice to each of the Holders of Commercial Papers, with a copy to B3 and to Trustee, or, alternatively; (b) by publishing a notice to the Holders of Commercial Papers per series, jointly, with due regard, in this case, to the terms of Clause XX of this Document, in addition to a written notice to be sent on the same date to B3 and to Trustee, containing the information provided for below (in any case, the “Mandatory Early Redemption Notice”), in both cases at least three (3) Business Days before the scheduled date of the actual Mandatory Early Redemption (“Mandatory Early Redemption Date”). The Mandatory Early Redemption Date shall be a Business Day. With the Mandatory Early Redemption, the Holders of Commercial Papers will be entitled to the Unit Par Value plus Compensation, calculated pro rata temporis since the Issue Date, or as of the last date of payment of the Compensation, as the case may be, and of the Late Payment Charges due and not paid until the Mandatory Early Redemption Date (“Mandatory Early Redemption Amount”). The Holders of Commercial Papers shall not be entitled to any premium due to the Mandatory Early Redemption. The Mandatory Early Redemption Notice shall state: (a) if the Mandatory Early Redemption is total or partial, including the indication of which series will be object of redemption, observing that the First Series Commercial Papers shall have preference in relation to the Second Series Commercial Papers and, therefore, shall be redeemed before the Second Series Commercial Papers, always in the same proportion for each Holder of Commercial Paper; (b) the Mandatory Early Redemption Date; (c) the Mandatory Early Redemption Amount; and (d) any other information that may be necessary to implement the Mandatory Early Redemption. The Mandatory Early Redemption of Commercial Papers electronically deposited in B3 shall follow the procedures adopted by B3. In the case of Commercial Papers that are not electronically deposited in B3, the Mandatory Early Redemption will be settled with a deposit to be made by the Agent Bank in the checking accounts indicated by the Holders of Commercial Papers, concomitantly with the return of Commercial Papers by the Holders of Commercial Papers. The Mandatory Early Redemption of Commercial Paper leads to the extinction of the instrument, which shall not be held in treasury. The partial early redemption of Commercial Papers will be accepted, pursuant to paragraph 5 of article 5 of CVM Rule 566. Issuer should give preference to the redemption of the First Series Commercial Papers over the Second Series Commercial Papers and, therefore, the First Series Commercial Papers must be redeemed before the Second Series Commercial Papers, always in the same proportion for each Holder of Commercial Papers. All stages of the validation process for partial Mandatory Early Redemption, such as the qualification, draw, auction and validation of the quantity of Commercial Papers per series to be redeemed, shall be carried out outside the scope of B3. The partial Mandatory Early Redemption must be coordinated by Issuer and by Trustee and made at the headquarters of Issuers, in the presence of Trustee and of the Holders of Commercial Papers or their representatives duly appointed for that purpose, always in an even number of Outstanding Commercial Papers, by draw or auction to be conducted per series and observing that the First Series Commercial Papers shall have preference in relation to the Second Series Commercial Papers and, therefore, shall be redeemed before the Second Series Commercial Papers, always in the same proportion for each Holder of Commercial Paper. All costs arising from the Mandatory Early Redemption set forth herein shall be fully borne by Issuer. By subscribing and paying up in primary market this Commercial Paper, the holder of this Commercial Paper will automatically and early grant its express, irrevocable and irreversible consent to the Mandatory Early Redemption, as provided for in this Clause X, thus releasing Issuer from the obligation to request its previous and express consent for the execution of the Mandatory Early Redemption. B3 shall be informed through a correspondence to be sent by Issuer, together with Trustee, about the execution of the Mandatory Early Redemption, at least three (3) Business Days in advance. XI. PAYMENT PLACE, TAX IMMUNITY AND EXEMPTION: The payments related to the Commercial Papers shall be made in compliance with the procedures adopted by B3 if the Commercial Papers are electronically deposited in B3, and those that are not electronically deposited in B3 shall have their payments made through the Agent Bank or at the Company’s head offices, where applicable (“Payment Place”). The Holders of Commercial Papers at the end of the Business Day immediately prior to the respective payment date will be entitled to receive any amount due. If any Holder of Commercial Papers is entitled to any kind of tax immunity or exemption, they shall send to the Agent Bank, with copy to Issuer, at least ten (10) Business Days prior to the date set for any payments connected to the Commercial Papers, documents proving said tax immunity or exemption, under penalty of having the amounts due under the current tax legislation, resulting from the payment of Commercial Papers held by you, deducted from its income. In the opinion of the Agent Bank, if the documentation that supports the immunity referred to in this paragraph is not sufficient to prove it, the payment will be made by discounting such taxes at the rates applicable on such payment.

A Holder of Commercial Paper who has submitted documentation proving his condition of tax immunity or exemption, as provided for above, and who has this condition altered or revoked by normative rules, or for failing to meet the conditions and requirements prescribed in the applicable legal provisions, or, if this condition is questioned by a competent judicial, fiscal or regulatory authority, or that has this condition altered or revoked for any reason other than those mentioned in this clause, must communicate this fact, in detail and in writing, to the Agent Bank, with a copy to Issuer, as well as provide any additional information in relation to the topic requested by the Agent Bank or Issuer. XII. LATE PAYMENT CHARGES Without prejudice to the Compensation and the provisions in Clause XIII below, if there is any delay in the payment of any amount due to the Holders of Commercial Papers, the amount in arrears will be subject, regardless of notice, interpellation or judicial or extrajudicial notification, to: (a) conventional, irreducible and non-compensatory penalty of two percent (2%) on the amount due and unpaid; and (b) interest for late payment calculated pro rata temporis from the date of default until the date of actual payment, at the rate of one percent (1%) per month on the amount due and unpaid (“Late Payment Charges”). XIII. TERM EXTENSION The terms corresponding to the payment of any pecuniary obligation related to this Commercial Paper shall be considered extended until the first (1st) subsequent Business Day if its maturity falls on a date on which banks are not open in the city of São Paulo, State of São Paulo, on Brazilian holidays, on Saturdays or Sundays, without any surcharge to the amounts to be paid, with the exception of the cases whose payment must be made through B3, in which case there will only be an extension when the payment date falls on a national holiday, a Saturday or a Sunday. For the purposes of this Commercial Paper, the expression “Business Day(s)” means any day(s), except for Saturdays, Sundays and declared national holidays. XIV. EARLY MATURITY: Subject to the provisions of this Clause XIV, Trustee must consider as early due all obligations related to the Commercial Papers and demand the payment, by Issuer, of the Unit Par Value, plus the Compensation calculated pro rata temporis since the Issue Date or the date payment of the immediately preceding Compensation, up to the date of the actual payment, and other charges due and unpaid until the date of early maturity, determined in accordance with the law, in the event of any of the following events (each event, an “Event of Default”): a) non-compliance, by Issuer, of any pecuniary obligation provided for in the Instruments of this Issue, as long as it is not remedied within two (2) Business Days from the respective original maturity date; b) non-compliance, by Issuer, with any non-pecuniary obligation provided for in the Instruments of this Issue or the guarantee reinforcement obligation provided for in clause 3 of the Fiduciary Sale Agreement, as long as it is not remedied within ten (10) calendar days from the date of its knowledge or the date of receipt, by Issuer, of a notice to that effect to be sent by Trustee, whichever occurs first, provided that, for obligations that have a specific remediation period, said period will not apply; c) non-renewal, cancellation, revocation or suspension of the authorizations and licenses, including the environmental ones, for the regular exercise of the activities developed by Issuer and/or any of its Relevant Subsidiaries, whose absence results in a Material Adverse Effect (as defined below), unless, within thirty (30) days from the date of said non-renewal, cancellation, revocation or suspension, Issuer proves the existence of a judicial or administrative order authorizing the continuity of the activities of Issuer and/or its Relevant Subsidiaries, as the case may be, or suspending the effects of said act until the renewal or obtaining of said license or authorization; d) request for judicial reorganization or the submission of a request for negotiation of an out-of-court reorganization plan, to any creditor or class of creditors, made by Issuer or by any its Relevant Subsidiaries; e) the filing or institution against Issuer or any of its Relevant

Subsidiaries of a process for judicial or out-of-court recovery, and such process or petition is not extinguished or suspended within up to fifteen(15) calendar days of its filing; f) extinction, liquidation, dissolution, filing for voluntary bankruptcy, filing for bankruptcy not resolved within the legal term or decree of bankruptcy of Issuer or any of its Relevant Subsidiaries; g) transformation of Issuer’s corporate form, including transformation of Issuer into a limited liability company, pursuant to Articles 220 to 222 of the Brazilian Corporation Law; h) failure to comply with any final and unappealable decision against Issuer or any of the Relevant Subsidiaries, at an individual or aggregate amount greater than the equivalent in Reais or in other currencies to seventy-five million U.S. Dollars (USD 75,000,000.00), within fifteen (15) consecutive days after the date set for payment or within a shorter term, if so defined in said decision; i) conduct of Issuer’s capital decrease, after the Issue Date, with no consent from the Holders of Commercial Papers representing two-thirds (2/3) of the Commercial Papers in Circulation, gathered at a General Meeting of Holders of Commercial Papers, except for a capital decrease to absorb losses, pursuant to article 173 of the Corporation Law; j) default, not remedied within the respective remediation deadline, or early maturity of any financial obligations subject to Issuer or any of the Relevant Subsidiaries, in the domestic or international market, at an individual or aggregate amount greater than the equivalent in Reais or other foreign currencies to seventy-five million U.S. Dollars (USD 75,000,000.00); k) protest of titles against Issuer or any of the Relevant Subsidiaries, at an individual or aggregate amount greater than the equivalent in Reais or other foreign currencies to seventy-five million U.S. Dollars (USD 75,000,000.00), for the payment of which Issuer or any of the Relevant Subsidiaries is responsible, save if, within twenty (20) Business Days after said protest, Issuer validly proves to the Holders of Commercial Papers that: (i) the protest was made by mistake or in bad faith by a third party; (ii) the protest was canceled or preliminarily suspended; or also (iii) bonds were posted in court, provided that it did not cause an Early Maturity Event pursuant hereto; l) transfer or any form of assignment or promise of assignment to a third party, by Issuer, of the obligations undertaken herein, without the consent of the Holders of Commercial Papers representing two-thirds (2/3) of the Outstanding Commercial Papers, gathered at a General Meeting of Holders of Commercial Papers; m) change to the direct or indirect share control of Issuer and/or any of the Relevant Subsidiaries, regardless of the type of transaction that causes the change to the share control, including, without limitation, a case of corporate restructuring, which entails: (i) replacement of at least two-thirds (2/3) of the members of the board of officers or of the board of directors of Issuer, without consent from the Holders of Commercial Papers representing two-thirds (2/3) of the Outstanding Commercial Papers, gathered at a General Meeting of Holders of Commercial Papers; or (ii) the lowering of the risk rating assigned to Issuer at the time of the change to the share control; n) merger, including merger of shares, of Issuer or Natura Cosméticos with any third party or conduct, by Issuer or by any Relevant Subsidiary, of consolidation, spin-off or other form of corporate restructuring involving Issuer, except if: (i) said events occur within Issuer’s economic group; or (ii) upon prior consent from the Holders of Commercial Papers representing two-thirds (2/3) of the Outstanding Commercial Papers, gathered at a General Meeting of Holders of Commercial Papers; o) payment of dividends, of interest on net equity or of any other participation in the profits set forth in Issuer’s bylaws, if Issuer is in default regarding its monetary obligations described herein, observing any remedy periods, except for the payment of the mandatory minimum dividend set forth in article 202 of the Corporation Law, and it is hereby agreed that the distribution may not be greater than thirty percent (30%) of Issuer’s net profits, on the terms of Clause XVI hereof; p) change or amendment to the corporate purpose of Issuer or Natura Cosméticos that materially changes the activities performed by them on the Issue Date, unless upon prior consent of the Holders of Commercial Papers representing two-thirds (2/3) of the Outstanding Commercial Papers, gathered at a General Meeting of Holders of Commercial Papers; q) proof of untruthfulness, falsehood, inaccuracy or inconsistency of any statement made by Issuer herein, which results in a Material Adverse Effect, and provided that, exclusively in case of inaccuracy or inconsistency, it is not remedied by Issuer within thirty (30) consecutive days from its verification; r) failure by Issuer to comply with the financial index resulting from the division of the Net Debt (as defined below) by EBITDA (as defined below) (“Financial Index”), which shall be equal to or lower than 4.00, to be calculated every semester by Issuer, and verified by Trustee on the dates of disclosure of the consolidated and audited financial statements or of the consolidated and audited quarterly information, as applicable, of Issuer regarding the last ended twelve (12) months. For the purposes hereof, the following definitions apply, according to the audited financial statements of Issuer: (i) “Net Debt” means, on a consolidated basis, the sum of the balances of the debts of Issuer, including debts of Issuer before individuals and legal entities, such as third-party loans, borrowings and financings, issue of fixed income instruments, convertible or not, in the local and/or international markets, and obligations regarding the payment in installments of taxes and/or fees, minus the cash availabilities, Leasing (as defined below) and Hedge Adjustments (as defined below); (ii) “Leasing” means the amount assigned to such definition in the “Performance Comments” of Issuer, ancillary to the financial statements; (iii) “Hedge Adjustments” means the amount assigned to such definition in the “Performance Comments” of Issuer, ancillary to the financial statements; and (iv) “EBITDA” means, on a consolidated basis, gross profit, deducted from operating expenses, excluding depreciation and repayment, added by other operating revenues or expenses, as the case may be, throughout the last four (4) quarters covered by the most recent consolidated financial statements made available by Issuer, prepared according to the generally-accepted accounting principles in Brazil, not considering the effects resulting from the implementation of standard IFRS 16 / CPC 06 (R2)—Leasing from January 1, 2019; or s) if this instrument or the Fiduciary Sale Agreement are object of a court decision that results in its invalidation, depreciation, unenforceability or ineffectiveness, provided that it is not reversed within twenty (20) consecutive days after it is rendered. For the purposes hereof: (i) “Material Adverse Effect” means any event that has a material negative impact in the financial-economic conditions of Issuer or any of the Relevant Subsidiaries, as the case may be, and which affects its ability to fulfill the monetary obligations set forth herein; and (ii) “Relevant Subsidiaries” means Natura Cosméticos, as well as any company: (a) in which Issuer holds, directly or indirectly, over fifty percent (50%) of its share capital, and (b) the gross revenue of which represents ten percent (10%) or more of the consolidated gross revenue of Issuer. The occurrence of any of the Events of Default indicated in items (a), (d), (e), (f), (g), (i), (l) and (o) above shall cause the automatic early maturity of the Commercial Papers, regardless of any consultation to the Holders of Commercial Papers, of notification or judicial or extrajudicial notice, and Trustee shall, however, immediately send to Issuer and to B3, on the Business Day following the occurrence of the event, a written communication informing the knowledge of such occurrence. If the other Events of Default occur, Trustee shall call a General Meeting of Holders of Commercial Papers, within two (2) Business Days after the date when it becomes aware of said event or is informed thereof by the Holders of Commercial Papers, to resolve upon the potential non-declaration of the early maturity of the Commercial Papers. The General Meeting of Holders of Commercial Papers may also be called by Issuer, pursuant to Clause XV hereof. In case of early maturity of the Commercial Papers, Trustee shall notify B3 and

Issuer, on the Business Day following its declaration, in which it undertakes to make the payment of the Unit Par Value of the Commercial Papers plus the Compensation, calculated pro rata temporis from the Issue Date or from the immediately preceding date of payment of the Compensation, as the case may be, owed until the date of the actual payment of the Commercial Papers, plus the sums owed as Late Payment Charges set forth herein, from the date of the actual default onwards, in cases of events of default on pecuniary obligations, as well as any other amounts potentially owed by Issuer hereunder. The payment of the abovementioned amounts, as well as of any other amounts that may be owed by Issuer hereunder, shall be made within five (5) Business Days after: (i) the date of receipt of the notice of automatic early maturity of the Commercial Papers; (ii) the date when the General Meeting of Holders of Commercial Papers is held, which declared the early maturity of the Commercial Papers; or (iii) the date when the General Meeting of Holders of Commercial Papers should have occurred, but did not due to lack of quorum, being interpreted by Trustee as the choice by the Holders of Commercial Papers to sell the Commercial Papers on an earlier date, at the risk of, if not done, being also obligated to pay the Compensation set forth herein. XV. GENERAL MEETING OF HOLDERS OF COMMERCIAL PAPERS: The Holders of Commercial Papers may, at any time, meet at a general meeting (“General Meeting of Holders of Commercial Papers”), to resolve upon matters of interest to the group of Holders of Commercial Papers. The General Meeting of Holders of Commercial Papers may be called: (a) by Issuer; (b) by Trustee (c) by Holders of Commercial Papers representing ten percent (10%), at the least, of the Outstanding Commercial Papers; or (d) by the CVM. When the matter to be resolved upon is common to both series of the Issue, the Holders of Commercial Papers shall, at any time, meet at a joint General Meeting of Holders of Commercial Papers, to resolve upon matters of interest to the group of Holders of Commercial Papers. When the matter to be resolved upon is specifically connected to the Second Series, the Holders of Second Series Commercial Papers may, at any time, meet at a General Meeting, to be held separately from the other Holders of Outstanding Commercial Papers, with the quorums for call, convening and resolution being counted independently, to resolve upon a matter of interest to the Holders of Second Series Commercial Papers. The matter to be resolved upon shall be considered specific in case of (i) change to the Compensation of the respective series; and/or (ii) postponement of any of the payment dates of any sums set forth herein, connected to the respective series. The call of the General Meeting of Holders of Commercial Papers shall be done by means of a notice published at least three (3) times, pursuant to Clause XX below, at least fifteen (15) days in advance, for the first call, and eight (8) days in advance, for the second call, respecting other rules related to the publication of notices to call general meetings, contained in the Corporation Law, the applicable regulation and in this Commercial Papers, in force at the time of the call. Regardless of the formalities related to calling and convening meetings, set out in the applicable legislation and in this Commercial Papers, the General Meeting of Holders of Commercial Papers shall be considered to be regular when the holders of all Outstanding Commercial Papers attend it, regardless of publications or notices. The General Meeting of Holders of Commercial Papers shall be convened, at first call, with the presence of Holders of Commercial Papers representing at least half of the Outstanding Commercial Papers or Outstanding Commercial Papers of the respective series, as the case may be, and, at second call, with any number of Holders of Commercial Papers. For the purposes hereof, “Outstanding Commercial Papers” shall be deemed to be all of the Commercial Papers in circulation in the market, excluding the Commercial Papers belonging to the controlling shareholders of Issuer or of any of its controlled companies or affiliates, as well as the respective officers or board members and respective spouses. The chairmanship of the General Meeting of Holders of Commercial Papers shall be incumbent upon the Holder of Commercial Papers elected by the group of Holders of Commercial Papers or the one appointed by the CVM. Each Outstanding Commercial Papers shall give its holder the right to one vote at the General Meetings of Holders of Commercial Papers, the resolutions of which, save for the exceptions set forth in this Commercial Papers, shall be made by Holders of Commercial Papers representing at least the simple majority of the Outstanding Commercial Papers, with the appointment of attorneys-in-fact being permitted, be they Holders of Commercial Papers or not. All resolutions to be made at the General Meetings of Holders of Commercial Papers related to requests for withdrawal or temporary waiver shall depend on the approval of Holders of Commercial Papers representing at least two-thirds (2/3) of the Outstanding Commercial Papers or Outstanding Commercial Papers of the respective series, as the case may be. Changes to the characteristics of the Commercial Papers, to wit: (a) the Compensation; (b) the Compensation payment dates; (c) the Maturity Date; (d) the Unit Par Value repayment amount and date; (e) exclusion of or change to the Events of Default; or (f) change to the quorums for resolution set forth in this Clause XV, as may be proposed by Issuer, may only be done upon approval from Holders of Commercial Papers, either at first call of the General Meeting of Holders of Commercial Papers, or at any subsequent call, representing at least ninety percent (90%) of the Outstanding Commercial Papers. The Issuer’s legal representatives shall have the option to attend the General Meetings of Holders of Commercial Papers, except when Issuer calls said General Meeting of Holders of Commercial Papers or when requested by the Holders of Commercial Papers or by Trustee, in which cases the attendance shall be mandatory. The resolutions made by the Holders of Commercial Papers at the General Meetings of Holders of Commercial Papers, within their legal duties and provided that the quorums set forth herein are observed, shall be binding upon Issuer and obligate all of the Holders of Commercial Papers, regardless of their having attended the General Meeting of Holders of Commercial Papers or of the vote cast at the respective General Meetings of Holders of Commercial Papers. XVI. ADDITIONAL OBLIGATIONS OF ISSUER: Without prejudice to the other obligations accepted herein, Issuer undertakes to: a) provide Trustee: i. within ninety (90) days after the end of each fiscal year, with a copy of its complete audited financial statements related to the respective fiscal year, accompanied by the report from Issuer’s administration and the independent auditors’ opinion; ii. within ninety (90) consecutive days from the end of the first fiscal semester, with a copy of its consolidated and reviewed financial statements, related to the respective fiscal semester, prepared in accordance with the generally accepted accounting principles in Brazil, accompanied by the administration’s report and the independent auditors’ opinion; iii. within five (5) Business Days from the date of availability of the financial statements referred to in items (i) and (ii) above, with the demonstration of the calculation of the Financial Index made by Issuer containing all items necessary to the verification of the Financial Index, under penalty of impossibility of said Financial Index being followed by Trustee, which can request from Issuer or independent auditors of Issuer all the additional clarifications that may be necessary; iv) within at five (5) days Business from the receipt of the request, with any material clarification within the scope of the Issue that may be requested therefrom, in writing, by Trustee in relation to Issuer or, further, of the interest to the Holders of Commercial Papers, to the extent that: (a) such information does not have a commercial and strategic nature and does not result from confidentiality obligations assumed by Issuer before third parties; or (b) the provision of such information is not prohibited by the legislation or regulation to which Issuer or its economic group are subject; and v. with a copy of the notices to the Holders of

Commercial Papers concerning material facts, as defined in CVM Rule No. 358, of January 3, 2002, as amended (“CVM Rule No. 358”), as well as minutes of general meetings and meetings of Issuer’s board of directors, as applicable, which in any way involve interests of the Holders of Commercial Papers, within five (5) Business days after the date when they were published or, if not published, the date when they occur. b) call, pursuant to Clause XV above, a General Meeting of Holders of Commercial Papers to resolve on any matter that directly or indirectly related to this Issue, if Trustee must do it, on the terms hereof, but fails to do so; c) to inform the Holders of Commercial Papers, within two (2) Business Days from the knowledge by Issuer, of the occurrence of any Event of Default set forth in Clause XIV hereof; d) to comply with all determinations issued by CVM, including by sending documents, and also providing the information requested therefrom; e) not to perform transactions foreign to its corporate purpose, with due regard for the provisions of the bylaws, legal and regulatory rules in force; f) to notify, within five (5) Business Days from the knowledge by Issuer, Trustee of any change in the financial, economic, commercial, operational, regulatory or corporate conditions or in the businesses of Issuer or of Natura Cosméticos, which; (i) causes a Material Adverse Effect; or (ii) causes the financial statements or information provided by Issuer to no longer reflect the actual financial conditions of Issuer; g) to communicate, within two (2) Business Days from the knowledge by Issuer, to Trustee, the occurrence of any event or situation of which it is aware and which may affect in a negative manner its ability to timely comply with the main and ancillary obligations, in whole or in part, undertaken on the terms hereof; h) not to practice any act in disagreement with the bylaws and herewith, in particular those that may directly or indirectly compromise the timely and full compliance with the main and ancillary obligations undertaken before the Holders of Commercial Papers on the terms hereof; i) to fulfill all main and ancillary obligations undertaken on the terms hereof, including regarding the allocation of the funds raised through the Issue, and must prove it to Trustee, whenever requested; j) to keep the Agent Bank and the Custodian contracted throughout the term of effectiveness of the Commercial Papers, at its expenses; k) to pay any taxes, charges, fees or expenses that levy or may be levied on the Issue and that are the responsibility of Issuer; l) to pay all expenses provenly incurred by Trustee, as legal representative of the Holders of Commercial Papers, whenever previously approved by Issuer, which may be necessary in order to protect their rights and interests or to realize their credits, including attorney’s fees and other expenses and costs incurred by virtue of the collection of any given amount owed to the Holders of Commercial Papers hereunder; m) to obtain and maintain valid and in force, during the term of effectiveness of the Issue, licenses, permits, grants, studies, certificates and authorizations, as applicable, for the good operation of Issuer’s businesses, other than those the absence of which does not result in a Material Adverse Effect, undertaking to adopt the preventive and recovery measures and actions, intended to avoid and correct any environmental damage found, resulting from the activity described in its corporate purpose and being liable only and exclusively for the allocation of the financial funds that it may obtain with the Offer; n) to prepare year-end financial statements and, as the case may be, consolidated statements, in conformity with the Corporation Law and with the rules enacted by CVM; o) to observe the provisions of CVM Rule No. 476 and CVM Rule No. 358 regarding the duty of secrecy and prohibitions against negotiation and occurrence of a material fact, as defined by article 2 of CVM Rule No. 358 and by article 17, item VI, of CVM Rule No. 476, immediately informing the Bookrunners; p) to submit its financial statements to auditing by an independent auditor registered with CVM; q) to disclose, by the day preceding the start of the negotiations, its financial statements accompanied by explanatory notes and the independent auditors’ report, concerning the last three (3) ended fiscal years, except when Issuer does not have them due to having started its activities prior to said period, and disclose the subsequent financial statements accompanied by explanatory notes and independent auditors’ report, within three (3) months after the end of the fiscal year, pursuant to article 17, items III and IV, of CVM Rule No. 476; r) to supply all of the information that may be requested by CVM or by B3; s) to maintain the joint-stock company registration up-to-date before CVM; t) to maintain its accounting books up-to-date and make the respective registrations in accordance with the accounting principles generally accepted in Brazil; u) to provide information to Trustee, within five (5) Business Days from the respective request, on the notices sent by governmental authorities, of a fiscal, environmental or antitrust nature, among others, in relation to Issuer, which result in a Material Adverse Effect, unless such information has already be communicated to the market through a material fact and/or communication to the market, or also stated in the reference form or in Issuer’s financial statements; v) to comply with the environmental legislation regarding the National Environmental Policy, the Resolutions of CONAMA—National Environmental Council—and the other labor and supplementary environmental legislation and regulations in force, including those related to the occupational safety and health defined in the regulatory rules of the Ministry of Labor and Employment—MTE and of the Human Rights Office of the Presidency of the Republic, adopting the preventive or recovery measures and actions intended to avoid and correct any damage to the environment and to its workers as a result of the activities described in its corporate purpose, except in cases where, in good faith, Issuer is discussing the application thereof before a court and/or before the authority with jurisdiction. Issuer further undertakes to conduct all due diligences required for this activity, preserving the environment and complying with the determinations of the municipal, state, district and federal bodies that alternatively may legislate or regulate the environmental rules in force, except in cases where, in good faith, Issuer is discussing the application thereof before a court or the authority with jurisdiction; w) to notify Trustee within two (2) Business Days of the convening, by Issuer, of any General Meeting of Holders of Commercial Papers; x) to attend the General Meeting of Holders of Commercial Papers, whenever requested; y) to comply with the laws, regulations, administrative rules and determinations of governmental bodies, agencies, courts or tribunals, applicable to the conduct of its business, except by those challenged in good faith at the administrative and/or judicial spheres; z) to send to B3: (i) the information disclosed online, set forth in item q) above; and (ii) documents and information required by said entity within the term requested; aa) to refrain from adopting practices of work similar to slavery and illegal work of children and adolescents in the performance of its activities; and bb) to comply with any domestic or foreign law or regulation, in force in the jurisdictions where Issuer has a branch or where its Relevant Subsidiaries have their headquarters, against corruption practices or acts harmful to the public administration, as applicable (“ Anticorruption Laws”), undertaking to maintain or establish policies and procedures that ensure full compliance with Anticorruption Laws, and to provide full knowledge of such rules to all of their respective employees, as well as to communicate to Trustee if it becomes aware of any act or fact that violates the Anticorruption Laws. Issuer herein irrevocably and irreversibly undertakes to make sure that the transactions that it may perform within the B3 Segment are always supported by the good market practices, in full and complete compliance with the rules applicable to the subject matter. Additionally, Issuer irrevocably and irreversibly undertakes to: a) not distribute or pay dividends, interest on net equity or any other profit sharing set forth in Issuer’s bylaws above thirty percent (30%) of Issuer’s net profits, if Issuer is defaulting on its pecuniary obligations described herein, observing possible remediation deadlines; b) not constitute liens of any kind, defined as mortgages, pledges, fiduciary sales, fiduciary assignments, rights of enjoyment, trusts, sale promises, purchase options, rights of first refusal, charges, encumbrances, liens, seizures or attachments, either judicial or extrajudicial, voluntary or involuntary, or another act that has the practical effects similar to any of the above expressions (“Liens”) on the common shares of Natura Cosméticos and/or of AVP, after completion of the AVP purchase transaction by Issuer, held by Issuer, as well as on the profits, dividends, interest on net equity, yields, distributions or any other sums arising from said shares which may be credited, paid, distributed or otherwise delivered, in any way, to Issuer by Natura Cosméticos and/or by AVP, except: (i) for the Liens object of the Fiduciary Sale Agreement; (ii) for possible Liens to fulfill the guarantee reinforcement obligation, pursuant to clause 3 of the Fiduciary Sale Agreement; and (iii) for possible Liens existing on the date hereof; c) no taking out by Issuer, in Brazil or abroad, of any other loan or indebtedness transaction, including, without limitation, the issuance of any other security representing a debt, as well as the granting of a personal guarantee by Issuer (surety or security) in favor of third parties (“New Debt”), except if the funds raised with the New Debt are used to make the Mandatory Early Redemption, pursuant to clause X, item ‘a’, hereof; and d) not execute and not allow Natura Cosméticos to execute an agreement or instrument with controlling companies, companies under common control or controlled companies, respectively, except: (i) if said contracting is done under reasonable or equitable conditions, identical to those that prevail in the market or under which Issuer or Natura Cosméticos, as the case may be, would enter into with third parties; and (ii) for the agreements and instruments already in existence on the Issue Date. XVII. ISSUER’S REPRESENTATIONS AND WARRANTIES: Issuer represents and warrants, on the date hereof, that: a) it is a company duly organized, incorporated and existing under the type of a joint-stock corporation under the Brazilian laws and it is duly authorized to conduct its business, with full powers to hold, own and operate its assets; b) it is duly authorized and has obtained all necessary licenses, including corporate licenses, for the issue hereof and to fulfill the obligations provided for herein, having met all legal and statutory requirements necessary for such; c) the legal representatives signatories hereof have powers set forth in the bylaws and/or delegated to undertake, on its behalf, the obligations established herein and, as proxies, they have been granted legitimate powers and their respective powers of attorney are in full force; d) the issue hereof and the fulfillment of the obligations set forth herein, the issue and distribution of Commercial Papers do not breach or go against: (i) any contract or document to which Issuer is a party or by which any of its assets and properties are bound, nor shall it result in: (i.1) early maturity of any obligation established in any such contract or instrument; (i.2) creation of any liens on any of Issuer’s assets or properties, except for the liens object of the Fiduciary Sale Agreement; or (i.3) termination of any such contract or instrument; (ii) any law, decree or regulation to which Issuer or any of its assets and properties are subject; or (iii) any order, decision or administrative or judicial decision or arbitral award that affects Issuer or any of its assets and properties; e) it shall comply with all obligations undertaken herein, including, but not limited to, the obligation to allocate the funds obtained through the Issue for the purposes set out in Clause XIX hereof; f) it is not aware of the existence of any lawsuit, administrative proceeding, arbitration procedure, inquiry or another kind of governmental investigation that may cause a Material Adverse Effect, save for those informed to the market by means of a material fact or notice to the market, or stated in the reference form or in the financial statements of Issuer on the date hereof; g) the information and representations contained herein, in relation to Issuer and to the Offer, as the case may be, are true, consistent, accurate and sufficient; h) there is no connection between Issuer and Trustee that prevents Trustee from fully exercising its duties; i) Issuer is fully aware and agrees with the form of disclosure and calculation of the DI Rate, disclosed by B3, and that the form of calculation of the Compensation was agreed upon out of Issuer’s and the Bookrunners’ free will, in observance of the principle of good faith; j) this Instrument is a legal, valid, effective and binding obligation of Issuer, enforceable in accordance with its terms and conditions, with the force of an extrajudicial enforcement instrument pursuant to the provisions of article 784, item I, of the Brazilian Civil Code of Procedure; k) it is complying with the laws, regulations, administrative rules and determinations, including environmental ones, of governmental bodies, independent agencies, courts or tribunals applicable to the exercise of its activities, including with the provisions in the legislation in force concerning the National Policy of the Environment—Conama, the Anti-corruption Laws and the other supplemental environmental laws and regulations, adopting preventive or reparatory measures and actions intended to prevent or correct any environmental damages arising from the exercise of the activities described in its corporate purpose, except for those the applicability of which is being challenged in good faith either in court or before the relevant authority by Issuer or have been communicated to the market by means of a material fact or communication to the market, or indicated in the reference form or in the financial statements of Issuer; l) the financial statements of Natura Cosméticos related to the financial years ended on December 31, 2016, 2017 and 2018 are true, complete and correct in all aspects, on the date on which they were prepared; they reflect, in a clear and accurate manner, the financial and equity positions, results, transactions and cash flows of Natura Cosméticos in the period; m) on the date hereof, it is observing and complying with its bylaws, and any obligations and conditions contained in contracts, agreements, mortgages, deeds, loans, credit agreements, promissory notes, leasing agreements and other contracts or instruments to which it is a party, except for the cases where it is discussing, in good faith, before a court or the authority with jurisdiction, or with the counter-party, as the case may be, the applicability thereof, or the failure to comply with which does not cause a Material Adverse Effect; n) it is fully aware that, under article 9 of CVM Rule No. 476, it may not carry out another public offering of commercial promissory notes issued thereby within four (4) months from the date of expiration of the Offer or cancellation of the Offer, unless the new offer is submitted for registration with CVM; o) it is up-to-date with the payment of all local, state, district and federal tax, labor, social security and environmental obligations, and any other obligations imposed by law, except in cases where it is, in good faith, discussing the applicability thereof before a court or the authority with jurisdiction, or which do not cause a Material Adverse Effect; and p) has all authorizations and licenses, including environmental ones, valid, effective, in perfect order and in full force, applicable to the proper exercise of tis activities, save for those whose absence does not result, on the date hereof, in a Material Adverse Effect or may affect the decision by the investor to subscribe and pay up the Commercial Papers. Issuer undertakes to notify, within five (5) Business Days, Trustee if any of the representations made herein become wholly or partly untrue, incomplete or incorrect. XVIII. TRUSTEE: Trustee shall be SIMPLIFIC PAVARINI DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a limited company, acting through its branch, located at Rua Joaquim Floriano, nº 466, Bloco B, sala 1.401, City of São Paulo, State of São Paulo, CEP 04534-002, enrolled in the CNPJ/ME under No. 15.227.994/0004-01, which was engaged by Issuer on the terms of the “Trustee Service Agreement” entered into between Issuer and Trustee on the date hereof, in order to represent the Holders of Commercial Papers in this Issue. Trustee must use any and all measures set forth in law or herein to protect rights or defend the interests of the Holders of Commercial Papers in case of default on any condition of the Issue. In addition to other duties set forth in law, in a normative act by CVM or in this Commercial Papers, the following are duties and attributions of Trustee: a) exercising its activities in good faith, with transparency and loyalty to the Holders of Commercial Papers; b) protecting the rights and interests of the Holders of Commercial Papers, employing, in the exercise of its duty, the care and thoroughness that every active and honest person usually employees in the management of its own assets; c) withdrawing from the position, in case of supervening conflicts of interest or any other kind of ineptitude and immediately convening a General Meeting of Holders of Commercial Papers for resolution on its substitution; d) conserving and safeguarding the documentation related to the exercise of its duties; e) monitoring the provision of the periodical information by Issuer, warning the Holders of Commercial Papers, in the annual report mentioned in item n) below, of any inconsistencies or omissions of which it is aware; f) rendering an opinion on the sufficiency of the information provided in the proposals of modification of the conditions of the Commercial Papers; g) requesting, whenever it deems necessary for the proper discharge of its duties, updated certificates from civil registry offices, from the Public Treasury Courts, Protest Registry Offices, Labor Courts, Public Treasury Office with jurisdiction over Issuer’s headquarters; h) requesting, whenever it deems necessary, an external audit at Issuer or at Natura Cosméticos; i) calling, whenever necessary, the Meeting of Holders of Commercial Papers, pursuant hereto; j) attending the General Meeting of Holders of Commercial Papers, in order to provide any information requested therefrom; k) keeping the list of Holders of Commercial Papers and their addresses up-to-date, also by requesting information from Issuer, the Agent Bank and B3, and exclusively for purposes of compliance with the provisions in this item, Issuer and the Holders of Commercial Papers, as soon as they subscribe, pay up or acquire the Commercial Papers, hereby expressly authorize the Agent Bank and B3 to comply with the necessary requests made for such by Trustee; l) oversee the compliance with the clauses of this Commercial Paper, especially those imposing positive and negative covenants; m) informing the Holders of Commercial Papers any default by Issuer on any financial obligations undertaken in this Commercial Paper, observing, however, possible remediation periods set forth herein, including the clauses intended to protect the interests of the Holders of Commercial Papers and which establish conditions that must not be breached by Issuer, stating the consequences to the Commercial Papers and the measures it intends to take regarding the subject, within seven (7) Business Days after Trustee becomes aware of the default; n) drafting annual reports intended for the Holders of Commercial Papers, pursuant to article 15 of CVM Rule No. 583, of December 20, 2016, as amended (“CVM Rule No. 583”), concerning Issuer’s fiscal years, which must contain at least the following information: i. fulfillment by Issuer of its obligations to provide periodical information, stating inconsistencies or omissions of which it becomes aware; ii. changes to the bylaws occurred in the period with material effects on the Holders of Commercial Papers; iii. comments on Issuer’s economic, financial and capital structure indexes related to clauses of this Commercial Papers designed to protect the interest of the Holders of Commercial Papers, and which establish conditions that should not be breached by Issuer; iv. number of Commercial Papers issued, number of outstanding Commercial Papers and balance canceled in the period; v. redemption, repayment, conversion, renegotiation and payment of interest on the Commercial Papers done in the period; vi. allocation of the funds raised by means of the Issue, according to information provided by Issuer; vii. list of assets and amounts given for Trustee to manage; viii. fulfillment of other obligations undertaken by Issuer herein; ix. statement that there is no situation of conflict of interest that prevents it from continuing to exercise the duty of

Trustee of the Issue; and x. existence of other issues of securities, whether public or private, made by Issuer, by an affiliate, controlled company, controlling company or a company that is a member of the same group of Issuer, in which it has acted as a trustee in the same period, as well as the following data on such issues: A. name of the offering company; B. issue amount; C. number of securities issued; D. type and guarantees involved; E. maturity date and interest rate of securities; and F. default in the period. o) providing in its website the report referred to in item n) above, to the Holders of Commercial Papers, within four (4) months after the end of Issuer’s fiscal year; and p) making available to the Holders of Commercial Papers and other market players, in its service central and/or website, the Unit Par Value of the Commercial Papers, to be calculated by Issuer. Trustee shall not issue any kind of opinion or render any judgment on the instructions regarding any fact to be decided by the Holders of Commercial Papers, undertaking to solely act in compliance with the instructions that are transmitted thereto by the latter. In this regard, Trustee does not have any responsibility for the outcome or the legal effects arising from strict compliance with the instructions from the Holders of Commercial Papers transmitted thereto and reproduced before Issuer, regardless of any losses that may be caused to the Holders of Commercial Papers or Issuer. Trustee’s acts are limited to the scope of CVM Rule No. 583 and the applicable articles of the Corporation Law and hereof, being exempt, in any form or under any context, from any additional responsibility that has not arisen from the applicable legislation. Acts or statements by Trustee which create a responsibility to the Holders of Commercial Papers or hold third parties harmless from obligations towards them, as well as those related to the proper fulfillment of the obligations undertaken herein, shall only be valid when previously decided and approved by the Holders of Commercial Papers gathered at a Meeting of Holders of Commercial Papers. The Trustee hereby represents, pursuant to the organizational chart sent by Issuer, that it provides trustee services in the following issues of securities of Natura Cosméticos and companies part of the same Economic Group as Issuer: Nature of the services: Trustee; Name of the offering company: Natura Cosméticos S.A.; Securities issued: Simple debentures; Number of issue: 7; Issue amount: BRL 2,600,000,000.00 Quantity of securities issued: 10,864; Type and guarantees involved: Unsecured, with no additional guarantees; Issue date: 09/25/2017; Maturity date: 09/25/2020; Interest Rates: DI + 1.40% per annum; Default during the period: There was none. Nature of the services: Trustee; Name of the offering company: Natura Cosméticos S.A. Securities issued: Simple debentures; Number of issue: 10, in 04 series; Issue amount: Series 1, Series 2, Series 3, Series 4; Total amount: BRL 1,576,450,000.00, BRL 400,000,000.00, BRL 95,700,000.00, BRL 686,230,000.00, BRL 394,520,000.00; Quantity of securities issued: Series 1, Series 2, Series 3, Series 4; Total amount: 157,645, 40,000, 9,570, 68,623, 39,452; Type and guarantees involved: Unsecured, with no additional guarantees; Issue date: 08/26/2019; Maturity date: 08/26/2024; Interest Rates: 100% DI + 1.15% p.a. Default during the period: There was none. XIX. ALLOCATION OF FUNDS: The funds obtained by Issuer through the Issue will be allocated to the payment of the total amount of the redemption of Series C preferred shares, issued by Avon Products, Inc., a company organized in the state of New York (“AVP”), as well as to the payment of costs and expenses incurred or to be incurred, associated to the acquisition of AVP by Issuer. XX. PUBLICATION: All notices, notifications and other acts and decisions arising from this Issue that in any way involve the interests of the Holders of Commercial Papers shall be published in the Official Gazette of the State of São Paulo and in newspaper “Valor Econômico”, as set forth in article 289 of the Corporation Law, observing the provisions in CVM Rule No. 358, as applicable, as well as the limitations imposed by CVM Rule No. 476 in relation to the publication of the Issue and legal deadlines, as well as in Issuer’s website (https://natu.infoinvest.com.br/natura-co-holding-s-a/arquivamentos/2019). Issuer may replace newspaper “Valor Econômico” with another newspaper of great circulation used for its corporate publications, upon: (a) written notice to Trustee, representative of the Holders of Commercial Papers; and/or (b) publication, in the form of a notice, in the replaced newspaper, on the terms of paragraph 3 of article 289 of the Corporation Law. XXI. LAW AND JURISDICTION: This Commercial Paper is governed by Brazilian laws. The parties hereby elect the Courts of the Judicial District of São Paulo, State of São Paulo, to the exclusion of any other, however privileged it may be, to settle any disputes that may arise out of this Commercial Paper. XXII. ENDORSEMENT: This Commercial Paper shall circulate by full endorsement, by a mere transfer of ownership, as set forth in article 4 of CVM Rule No. 566, in article 15 of Exhibit I of the Geneva Uniform Law, enacted by Decree 57,663 of January 24, 1966. As a centralized deposit object, the circulation of the Commercial Papers will operate through the bookkeeping records made in the deposit accounts kept with B3, which will endorse the Commercial Paper Instruments to the definitive creditor at the time of the extinction of the registration with B3. The endorsement of this Commercial Paper, hereby made by the current Holder of this Commercial Paper, at the order of [blank] and unsecured, under the terms of article 4 of CVM Rule No. 566.

Place/Date: [blank]

Holder: [blank], registered with the CNPJ/ME or CPF under No. [blank].

ENDORSEMENT—FORM 1: Itaú Corretora de Valores S.A., a financial institution with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3.500, 3º andar, CEP 04538-132, enrolled in the CNPJ/ME under No. 61.194.353/0001-64, as provider of custodian services for the physical keeping of this Commercial Paper (“Custodian”), due to the authorizations granted thereto by the Holder of this Commercial Paper, which is properly identified in the records of the MDA—Asset Distribution Module of B3 S.A.—Brasil, Bolsa, Balcão—Segmento CETIP UTVM (“B3”), enrolled in the CNPJ/ME under No. 09.346.601/0001-25, upon the primary public offering of sale of this Commercial Paper and in a report made available to the custodian by B3, hereby ENDORSES this Commercial Paper for B3, on the terms of the applicable legislation, especially Law No. 12,810, of May 15, 2013, and the Debenture, Commercial Paper and Obligation Rules Manual, with the sole purpose of transferring to it the fiduciary ownership thereof for the purposes established in the B3 Regulations for Participant Access, for Admission of Asset, for Negotiation, for Transaction Registration, for Electronic Custody and for Settlement, and to assign B3 the duty to make, upon the removal of the electronic record from the system managed thereby, the endorsement of this Commercial Paper to the Holder indicated in its records, not being held liable for the compliance with the provisions contained herein.

Place/Date: [blank]

Itaú Corretora de Valores S.A. [blank]

Holder’s Identification: [blank], registered with the CNPJ/ME or CPF under No. [blank].

ENDORSEMENT—FORM 2: Itaú Corretora de Valores S.A., a financial institution with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3.500, 3º andar, CEP 04538-132, enrolled in the CNPJ/ME under No. 61.194.353/0001-64, as provider of custodian services for the physical keeping of this Commercial Paper (“Custodian”), due to the authorizations delegated by [blank] (Participant of which the Holder of this Commercial Paper is a client), enrolled in the CNPJ/ME under No. [blank], which delegation was authorized by the Holder of this Commercial Paper, which is properly identified in the records of the MDA—Asset Distribution Module of B3 S.A.—Brasil, Bolsa, Balcão—Segmento CETIP UTVM (“B3”), enrolled in the CNPJ/ME under No. 09.346.601/0001-25, upon the primary public offering of sale of this Commercial Paper and in a report made available to the custodian by B3, hereby ENDORSES this Commercial Paper for B3, on the terms of the applicable legislation, especially Law No. 12,810, of May 15, 2013, and the Debenture, Commercial Paper and Obligation Rules Manual, with the sole purpose of transferring to it the fiduciary ownership thereof for the purposes established in the B3 Regulations for Participant Access, for Admission of Asset, for Negotiation, for Transaction Registration, for Electronic Custody and for Settlement, and to assign B3 the duty to make, upon the removal of the electronic record from the system managed thereby, the endorsement of this Commercial Paper to the Holder indicated in its records, not being held liable for the compliance with the provisions contained herein.

Place/Date: [blank]

Itaú Corretora de Valores S.A. [blank]

Holder’s Identification: [blank], registered with the CNPJ/ME or CPF under No. [blank]

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